Exhibit 99.1

FOR IMMEDIATE RELEASE

For CSG Systems contact:
						For Lucent Technologies contact:
Liz Bauer					Bill Price
Investor Relations & Corporate Communications	908-582-4820 (office)
(303) 804-4065					973-515-5038 (home office)
E-mail: liz_bauer@csgsystems.com		williamprice@lucent.com
OR
Carrie Schafer					Mary Lou Ambrus
Public Relations				908-582-3060 (office)
(303) 804-4075					908-707-1147 (home)
E-mail: carrie_schafer@csgsystems.com		mambrus@lucent.com


CSG SYSTEMS INTERNATIONAL, INC. TO ACQUIRE
LUCENT TECHNOLOGIES'
BILLING AND CUSTOMER CARE ASSETS


ENGLEWOOD, COLO. (Dec. 22, 2001) - CSG Systems International, Inc., a leading provider of customer care and billing (CC&B) solutions for converging communications companies (NASDAQ: CSGS), today announced it has reached an agreement to acquire the billing and customer care assets of Lucent Technologies (NYSE: LU) for approximately $300 million in cash. In addition, Lucent and CSG Systems have also entered into a supply agreement to provide Lucent with billing and customer care software for its networking solutions.

Lucent's billing and customer care (BCC) business consists primarily of software products and related consulting services acquired by Lucent when it purchased Kenan Systems Corporation in February 1999. The group is the world's leading provider of telecommunications billing software licenses according to industry analyst firm International Data Corporation.

"Our billing and customer care group is a leading business, but it is not part of the core networking infrastructure and professional services that Lucent is investing in going forward," said Bill O'Shea, executive vice president, Corporate Strategy and Marketing for Lucent. "As part of CSG Systems, we believe the BCC business will be able to better serve its customers and fortify its position as the leading provider of billing and customer care software solutions. Meanwhile, Lucent will be able to focus its own investments and resources on the solutions our customers are asking from us."

"We have consistently told CSG's shareholders about our desire to find an opportunity that matched the key ingredients inherent in the original deal that created CSG Systems," said Neal Hansen, chief executive officer of CSG Systems International, Inc. "Similar to CSG's situation before it spun off from a larger entity, Kenan is a division of a company in which the products and services offered are not part of the parent company's core business going forward. Kenan complements our core offerings in the broadband customer care and billing market and we intend to give this business the attention and focus necessary for its continued success."


"CSG's strong business model allowed us to be patient as we sought out an acquisition that met our strategic business and financial objectives," Hansen added. "The CSG business model generates a significant amount of cash and affords us a strong balance sheet. This allows us to combine the leading providers of customer care and billing solutions to the broadband, wireless and wireline telephony industries to create a customer care and billing powerhouse without issuing new stock." The acquisition is subject to customary closing conditions, including governmental approvals, and is expected to close during the first calendar quarter of 2002.

Strategic Benefits of the Transaction

CSG Systems believes there are several strategic benefits to this transaction:

 .	The addition to CSG's comprehensive product suite of a proven wireless
	and wireline telephony product, Arbor /BP, as well as seasoned professionals in the telephony industry worldwide to support those initiatives.

 . 	An international infrastructure with a global footprint in 22
	countries-including Europe, Asia Pacific and Latin America-that can complement and support CSG's current international expansion.

 .	A diversified customer base that adds more than 200 service providers to
	CSG's customer roster in more than 40 countries and represents all segments of the communications market, including Internet Protocol (IP), wireless, wireline and cable and satellite companies. Kenan counts 25 Tier 1 providers as its customers.

 .	Leverages CSG's world-class software solutions, including customer care,
	churn management, workforce automation, electronic bill presentment and payment and self-care into Kenan's diverse customer base.

 . 	Enhances CSG's existing professional services organization with over 500
	professionals.

 . 	Provides CSG with established and proven relationships with leading
	system integrators worldwide.

Conference Call Scheduled

A conference call with the CSG management team has been scheduled for Monday, December 24 at 11 a.m. EST. You can access the conference call on the company's website at www.csgsystems.com. In addition, the conference call will be posted until January 28, 2002 on the CSG Systems website.

About CSG Systems International, Inc.

Headquartered in Denver, Colo., CSG Systems International, Inc. (NASDAQ: CSGS) is the parent company of CSG Systems, Inc. CSG's suite of customer care and billing solutions help converging communications leaders in cable television, direct broadcast satellite, online services and telephony deliver unparalleled customer service to over 40 million subscribers in North America. CSG's core customer care and billing solutions empower its clients to address the needs of their customers at every step of the relationship, including processing an order, managing an account, fulfilling new orders in the field, retaining customers and billing. For more information about CSG Systems, Inc. and its products, visit www.csgsystems.com.

About Lucent's Billing and Customer Care Business

The Lucent billing and customer care business has approximately 1,300 employees and serves more than 200 service provider customers in 40 countries. The group provides software products and services that enable service providers to bill their customers for a wide variety of existing and next-generation services, including mobile, Internet, wireline, cable, satellite, and energy and utilities, all on a single invoice. The software supports all currencies and can be used with any vendor's equipment on any type of network.

About Lucent Technologies

Lucent Technologies, headquartered in Murray Hill, N.J., USA designs and delivers networks for the world's largest communications service providers. Backed by Bell Labs research and development, Lucent relies on its strengths in mobility, optical, data and voice networking technologies as well as software and services to develop next-generation networks. The company's systems, services and software are designed to help customers quickly deploy and better manage their networks and create new revenue-generating services that help businesses and consumers. For more information on Lucent Technologies, visit its Web site at http://www.lucent.com.